Exhibit 99.1

FOR IMMEDIATE RELEASE

Emdeon Reports Third Quarter 2014 Results

•	Revenue of $341.6 million for Third Quarter 2014

•	Adjusted EBITDA of $94.1 million for Third Quarter 2014

NASHVILLE, Tenn. (November 7, 2014) – Emdeon Inc., a leading provider of healthcare revenue and payment cycle management and clinical information exchange solutions, today announced financial results for the third quarter ended September 30, 2014 as summarized below:

(In millions)	3Q 2014	3Q 2013	% Change
Revenue	$341.6	$317.8	7.5%
Net Loss	$13.0	$16.3	20.1%
Non-GAAP Adjusted EBITDA	$94.1	$85.2	10.3%

“We remain pleased with our Adjusted EBITDA and revenue growth trajectory. The 10.3% increase in Adjusted EBITDA over the prior year period and expansion of Adjusted EBITDA margin to 27.5% for the quarter was largely due to revenue growth and continued productivity improvements throughout our business. Our revenue growth was driven by increased sales of our solutions and volume gains due to the increase in the number of insured lives of our customers,” said Neil de Crescenzo, president and chief executive officer for Emdeon. “Our integration efforts related to the July 2014 Capario acquisition and its suite of innovative, cloud-based applications are going well. During the third quarter, we were able to fully repay the portion of the purchase price that was funded by our revolving credit facility through operating cash flow, and are already enjoying positive impacts to our financial results.”

Third quarter revenue was $341.6 million, an increase of 7.5%, compared to $317.8 million for the same period in 2013. This increase in revenue was primarily due to business growth, including the Capario acquisition, partially offset by a one-time reduction of revenue. Net loss for the third quarter of 2014 was $13.0 million compared to $16.3 million for the same period in 2013. This improvement in net loss was primarily due to business growth.

Third quarter 2014 Non-GAAP Adjusted EBITDA increased 10.3% to $94.1 million, or 27.5% of revenue, from Non-GAAP Adjusted EBITDA of $85.2 million, or 26.8% of revenue, for the comparable period in 2013. This increase in Adjusted EBITDA and as a percentage of revenue compared to the same period in 2013 is primarily due to business growth and productivity improvements throughout the business, partially offset by increased investments related to sales and product development initiatives and the one-time reduction of revenue described above.

A reconciliation of Emdeon’s financial results determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to certain non-GAAP financial measures has been provided in the financial statement tables included in this release to supplement its unaudited condensed consolidated financial statements presented on a GAAP basis. An explanation of these non-GAAP measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”

About Emdeon

Emdeon is a leading provider of revenue and payment cycle management and clinical information exchange solutions, connecting payers, providers, pharmacies and patients in the U.S. healthcare system. Emdeon’s offerings integrate and automate key business and administrative functions of its payer, provider and pharmacy customers throughout the patient encounter. Through the use of Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle and clinical information exchange processes. For more information, visit www.emdeon.com.

Forward-Looking Statements

Statements made in this press release that express Emdeon’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. Forward-looking statements may include information concerning Emdeon’s possible or assumed future results of operations, including descriptions of Emdeon’s revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to Emdeon’s operations and business environment, all of which are difficult to predict and many of which are beyond Emdeon’s control. Although Emdeon believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Emdeon’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Such factors related to Emdeon’s actual financial results or results of operations include: effects of competition, including competition from entities that are customers for certain of Emdeon’s solutions; Emdeon’s ability to maintain relationships with its customers and channel partners; Emdeon’s ability to effectively cross-sell its solutions to existing customers and to continue to generate revenue and maintain profitability by developing or acquiring and successfully deploying new or updated solutions; pricing pressures on Emdeon’s solutions; the anticipated benefits from acquisitions not being fully realized or not being realized within the expected time frames; and general economic, business or regulatory conditions affecting the healthcare information technology and services industries; as well as the other risks discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in Emdeon’s Annual Report filed on Form 10-K for the year ended December 31, 2013, as well as other reports filed by Emdeon with the Securities and Exchange Commission.

You should keep in mind that any forward-looking statement made by Emdeon herein, or elsewhere, speaks only as of the date on which made. Emdeon expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in Emdeon’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

# # #

Contacts:

Investor Relations

Bob East

Westwicke Partners

443.213.0502

bob.east@westwicke.com or

Emdeon@westwicke.com

Emdeon Inc.

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Revenue	$341,608	$317,810	$996,973	$922,452
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	202,305	191,695	597,843	563,146
Development and engineering	8,156	7,878	24,771	23,201
Sales, marketing, general and administrative	45,031	44,104	150,739	123,469
Depreciation and amortization	48,448	47,181	141,541	137,943
Accretion	4,452	7,112	9,220	18,712
Impairment of long-lived assets	3,114	25	82,689	1,887

Operating income (loss)	30,102	19,815	(9,830)	54,094
Interest expense, net	36,635	37,000	109,741	116,390
Loss on extinguishment of debt	—	—	—	23,160
Contingent consideration	1,976	1,879	3,646	1,879
Other	—	(2,925)	(3,968)	(2,925)

Income (loss) before income tax provision (benefit)	(8,509)	(16,139)	(119,249)	(84,410)
Income tax provision (benefit)	4,493	126	(43,733)	(26,422)

Net income (loss)	$(13,002)	$(16,265)	$(75,516)	$(57,988)

Emdeon Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$23,927	$76,538
Accounts receivable, net of allowance for doubtful accounts of $4,310 and $3,856 at September 30, 2014 and December 31, 2013, respectively	231,950	214,247
Deferred income tax assets	16,974	6,317
Prepaid expenses and other current assets	33,085	27,019

Total current assets	305,936	324,121
Property and equipment, net	239,635	269,470
Goodwill	1,584,655	1,502,434
Intangible assets, net	1,530,775	1,632,688
Other assets, net	19,656	19,169

Total assets	$3,680,657	$3,747,882

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,263	$8,367
Accrued expenses	143,807	131,149
Deferred revenues	10,233	10,881
Current portion of long-term debt	24,493	31,330

Total current liabilities	190,796	181,727
Long-term debt, excluding current portion	1,998,569	1,999,026
Deferred income tax liabilities	416,986	436,263
Tax receivable agreement obligations to related parties	159,716	150,496
Other long-term liabilities	13,576	11,824
Commitments and contingencies
Equity:
Common stock (par value, $.01), 100 shares authorized and outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Additional paid-in capital	1,147,586	1,139,375
Accumulated other comprehensive income (loss)	(1,570)	(1,343)
Accumulated deficit	(245,002)	(169,486)

Total equity	901,014	968,546

Total liabilities and equity	$3,680,657	$3,747,882

Emdeon Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Operating activities
Net income (loss)	$(75,516)	$(57,988)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	141,541	137,943
Accretion	9,220	18,712
Equity compensation	5,914	5,637
Deferred income tax expense (benefit)	(44,886)	(27,884)
Amortization of debt discount and issuance costs	5,804	6,585
Contingent consideration	3,646	1,879
Gain on sale of cost method investment	—	(2,925)
Loss on extinguishment of debt	—	22,828
Impairment of long-lived assets	82,689	1,887
Other	(3,125)	(819)
Changes in operating assets and liabilities:
Accounts receivable	(12,656)	(15,582)
Prepaid expenses and other	(4,490)	(1,804)
Accounts payable	644	685
Accrued expenses, deferred revenue and other liabilities	(375)	20,985
Tax receivable agreement obligations to related parties	—	(103)

Net cash provided by (used in) operating activities	108,410	110,036

Investing activities
Purchases of property and equipment	(37,673)	(52,806)
Payments for acquisitions, net of cash acquired	(87,909)	(18,291)
Proceeds from sale of cost method investment	36	5,820
Other	(133)	—

Net cash provided by (used in) investing activities	(125,679)	(65,277)

Financing activities
Debt principal payments	(9,659)	(9,692)
Payment of debt assumed from acquisition	(23,262)	(218)
Proceeds from Revolving Facility	65,000	—
Payments on Revolving Facility	(65,000)	—
Payment of loan costs	—	(2,178)
Repayment of deferred financing arrangements	(4,717)	(2,103)
Repurchase of Parent common stock	(960)	(250)
Capital contribution from Parent	3,256	—
Other	—	(518)

Net cash provided by (used in) financing activities	(35,342)	(14,959)

Net increase (decrease) in cash and cash equivalents	(52,611)	29,800
Cash and cash equivalents at beginning of period	76,538	31,763

Cash and cash equivalents at end of period	$23,927	$61,563

Explanation of Non-GAAP Financial Measures

Emdeon’s management believes that, in order to properly understand Emdeon’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-operating items, when used as a supplement to financial performance measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses results of operations before such excluded items to evaluate the operational performance of Emdeon as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition to the description provided below, reconciliations of GAAP to non-GAAP results are provided in the financial statement tables included in this release.

In this release, Emdeon defines Adjusted EBITDA as EBITDA (which is defined as net income (loss) before net interest expense, income tax provision (benefit) and depreciation and amortization), plus certain other non-cash or non-operating items (collectively, “EBITDA Adjustments”).

To properly evaluate Emdeon’s business, Emdeon encourages investors to review the GAAP financial information included in this release, and not rely on any single financial measure to evaluate Emdeon’s business. Emdeon also strongly encourages investors to review the reconciliation of net income (loss) to the non-GAAP measure of Adjusted EBITDA. Adjusted EBITDA, as Emdeon defines it, may differ from and may not be comparable to similarly titled measures used by other companies, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations. Adjusted EBITDA calculations also are used in our credit facilities and indentures, although the adjustments used to calculate Adjusted EBITDA as used in our credit facilities and indentures may vary in certain respects among such agreements and from those presented below.

Management uses Adjusted EBITDA to facilitate a comparison of Emdeon’s operating performance on a consistent basis from period to period that, when viewed in combination with Emdeon’s GAAP results, management believes provides a more complete understanding of factors and trends affecting Emdeon’s business than GAAP measures alone. Management believes this non-GAAP measure assists Emdeon’s board of directors, management, lenders and investors in comparing Emdeon’s operating performance on a consistent basis because it removes where applicable, the impact of Emdeon’s capital structure, asset base, acquisition accounting, non-cash charges and non-operating items from Emdeon’s operating performance.

Emdeon Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited and amounts in thousands)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Net income (loss)	$(13,002)	$(16,265)	$(75,516)	$(57,988)
Interest expense, net	36,635	37,000	109,741	116,390
Income tax provision (benefit)	4,493	126	(43,733)	(26,422)
Depreciation and amortization	48,448	47,181	141,541	137,943

EBITDA	76,574	68,042	132,033	169,923

EBITDA Adjustments:
Equity compensation	2,232	2,089	5,914	5,637
Acquisition accounting adjustments	189	251	725	741
Acquisition-related costs	1,387	1,519	5,473	2,457
Transaction-related costs and advisory fees	1,683	1,500	4,799	4,825
Strategic initiatives, duplicative and transition costs	406	2,427	9,686	4,355
Severance costs	1,902	3,509	5,752	5,138
Loss on extinguishment of debt and other related costs	—	—	—	24,311
Accretion	4,452	7,112	9,220	18,712
Impairment of long-lived assets	3,114	25	82,689	1,887
Contingent Consideration	1,976	1,879	3,646	1,879
Other non-routine, net	137	(3,105)	2,748	(1,425)

EBITDA Adjustments	17,478	17,206	130,652	68,517

Adjusted EBITDA	$94,052	$85,248	$262,685	$238,440